KRUSE LANDA MAYCOCK & RICKS, LLC

136 EAST SOUTH TEMPLE, TWENTY-FIRST FLOOR

SALT LAKE CITY, UTAH 84111-1124

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ATTORNEYS AT LAW	Post Office Box 45561	TELEPHONE: (801) 531-7090
www.klmrlaw.com	Salt Lake City, Utah 84145-0561	TELECOPY: (801) 531-7091

January 15, 2010

Board of Directors

Intelligent Communication Enterprise Corporation

13 Spottiswoode Park Road

Singapore 088640

Re:	Intelligent Communication Enterprise Corporation
Registration Statement on Form S-8

Ladies and Gentlemen:

We have been engaged by Intelligent Communication Enterprise Corporation (the “Company”) to render our opinion respecting the legality of certain securities to be offered and sold pursuant to the registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”). Capitalized terms used but not defined herein have the same meanings as set forth in the Registration Statement.

In connection with this engagement, we have examined the following:

(1)	Articles of Incorporation of the Company, as amended as of the date hereof;

(2)	Bylaws of the Company, as amended as of the date hereof;

(3)        the Registration Statement, including the financial statements of the Company incorporated by reference therein; and

(4)        minutes of the Company’s board of directors and stockholders or written consents of the Company’s board of directors or stockholders in lieu thereof.

We have examined such other corporate records and documents and have made such other examination as we deemed relevant. In rendering this opinion, we have assumed: (i) the genuineness of all signatures on all documents not executed in our presence; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to authentic original documents of all documents submitted to us as certified or conformed copies; and (iv) the corporate minute books, stockholder records, and similar information furnished to us, and on which we have relied, are true, correct, and complete. None of the factual matters or assumptions on which our opinion is based is, to our knowledge, false in any respect as they relate to the opinion below.

Based upon the above examination, we are of the opinion that the common stock to be sold pursuant to the Registration Statement will be, when issued, legally issued, fully paid, and nonassessable under Pennsylvania law, including the Pennsylvania Constitution, all applicable provisions of the Pennsylvania Consolidated Statutes, and the reported judicial decisions interpreting those laws.

Kruse Landa Maycock & Ricks, LLC is a member of MSI, a network of independent professional firms

KRUSE LANDA MAYCOCK & RICKS, LLC

Board of Directors

Intelligent Communication Enterprise Corporation

January 15, 2010

___________________________________

This firm consents to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

This opinion is rendered to you for use solely in connection with the Registration Statement and the consummation of the transactions contemplated therein. This opinion may not be relied on by any other person or used for any other purpose, without the express written consent of the undersigned.

Sincerely,

/s/ Kruse Landa Maycock & Ricks, LLC

KRUSE LANDA MAYCOCK & RICKS, LLC

KLMR/KCT/vs